Company Press Release

MEGA MICRO TECHNOLOGIES GROUP ANNOUNCES CORPORATE RESTRUCTURING.

LAS VEGAS, NV-(BUSINESS WIRE)-April 9, 2001-Mega Micro Technologies Group (OTC:BB "MGGA") announced the liquidation of its wholly owned subsidiary, Mega Micro, Inc. ("Mega"). Mega was a retail/wholesale computer technology hardware company operating in San Diego, California.

MGGA effectuated the liquidation of Mega on March 22 through a purchase by an unaffiliated company for the amount of $200,000 plus the tender of 500,000 shares of MGGA's common stock that was held by a previous founder of MGGA and a principal of the acquiring company. Mega had a net asset value at the time of sale of approximately $50,000 and had operated at a loss for almost ten months prior to the sale. MGGA management had determined, that given the significant downturn of the retail computer hardware industry and gross margin percentages, it was in MGGA's best interest to sell Mega prior to funding any additional cash deficit.

In addition to the liquidation of Mega, MGGA has initiated an overall corporate restructuring program. As part of the restructuring, Thomas Embrogno, MGGA's president and COO, and David Steffey, VP of Operations and CFO, have resigned effective today. Mr. Embrogno and Mr. Steffey will continue to assist MGGA as advisors. Bruce Voss, a MGGA director, also resigned effective April 2. Robert M. Stander, MGGA's chairman and CEO, has taken over as acting president. Mr. Stander is skilled in corporate reorganizations and restructuring plans.

Due to the recent plan of restructuring, MGGA will be rescheduling the previously announced Special Stockholder's meeting, which was to be held on Monday, April 9, 2001.

About Mega Micro

MGGA has been striving to become a provider of business-to-business (B2B) electronic commerce ("e-commerce") solutions. In light of current market conditions  and  difficulties  in the B2B and e-commerce  industry,  MGGA  is evaluating its future business prospects on a daily basis. MGGA, although undercapitalized, plans to leverage its experience in hardware sales and networking services along with strategic alliances to offer clients the ability to collect data from multiple sources, distribute this data throughout the client's workflow and present the data as web content.

Forward-Looking Statements: The statements in this press release regarding the liquidation of Mega Micro, Inc., MGGA's restructuring plan, the Company's financial position, future opportunities and any other effect, and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. MGGA undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Robert Stander
Mega Micro Technologies Group
702.260.0900